Exhibit 5.1

August 19, 2022

Board of Directors
Nautilus, Inc.
17750 SE 6th Way
Vancouver, Washington 98683

    Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Nautilus, Inc. (the “Company”), in connection with its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). On May 18, 2022, the Board of Directors of the Company (the “Board”) approved the amendment of the Nautilus, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) to increase the shares of the Company’s common stock (“Common Stock”) available for issuance under the Plan by an additional 4,000,000 shares (the “Shares”), which was subsequently approved by the shareholders of the Company, effective as of August 2, 2022 (the “Amendment”). Pursuant to the Registration Statement, the Company is registering the Shares for issuance under the Plan, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A.an executed copy of the Registration Statement;

B.a copy of the Amended and Restated Articles of Incorporation of the Company, filed with the Secretary of State of the State of Washington on June 3, 2008 and certified as of a recent date;

C.a copy of the Amended and Restated Bylaws of the Company, effective as of March 30, 2005, as amended by the Amendment to the Amended and Restated Bylaws of the Company, effective as of January 29, 2007;

D.a copy of the resolutions adopted by the Board relating to, among other things, the approval of the Amendment to the Plan to increase the authorized shares;

E.a report regarding the annual meeting of the shareholders of the Company held on June 16, 2021, regarding the election of the directors;
F.a report regarding the annual meeting of the shareholders of the Company held on August 2, 2022, indicating that the Amendment was approved by the shareholders; and

G.the certificate of existence covering the Company, issued by the Secretary of State of the State of Washington as of a recent date (the “Certificate of Existence”).

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete

T 303.295.8000 F 303.295.8261 555 17th Street, Suite 3200, Denver, CO 80202-3921 Mail to: P.O. Box 8749, Denver, CO 80201-8749 www.hollandhart.com	Alaska Colorado Idaho Montana Nevada New Mexico Utah Washington, D.C. Wyoming

August 19, 2022 Page 2

and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

We are opining herein as to the Washington Business Corporation Act, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance pursuant to the Plan, as amended by the Amendment, and when issued in accordance with the terms of the amended Plan, will be validly issued, fully paid and nonassessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Holland & Hart LLP

Holland & Hart LLP